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                                                                       EXHIBIT 5


                        [The Gillette Company Letterhead]



                                                          April 16, 2002


The Gillette Company
Prudential Tower Building
Boston, MA 02199

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of debt securities (the "Debt Securities") of The Gillette Company, a Delaware corporation (the "Company"), that may be offered and sold by the Company.

         The Registration Statement registers the offer and sale of Debt Securities having an aggregate public offering price of up to $1,500,000,000. The Debt Securities are to be issued under an Indenture (the "Indenture") between the Company and Bank One, N.A., as trustee (the "Trustee"). Certain terms of the Debt Securities remain to be fixed in accordance with the terms of the Indenture.

         I am Deputy General Counsel of the Company. In that capacity, I have acted as counsel for the Company in connection with the preparation and filing of the Registration Statement. For purposes of this opinion, I have examined or caused to be examined by counsel, originals or copies, certified or otherwise identified to my or their satisfaction, of such documents and records and have made or caused such counsel to make such investigation of fact and such examination of law as I or they have deemed necessary or appropriate as a basis for the opinion set forth herein.

         The opinion expressed herein is limited to the laws of the State of New York.

         Based upon the foregoing, I am of the opinion that when the definitive terms of each Debt Security have been duly established in accordance with the Indenture, such Debt Security has been duly authorized by the Board of Directors of the Company, and such Debt Security has been duly executed and authenticated as provided in the Indenture and delivered against payment therefor as provided by the Board of Directors, such Debt Security will be the binding obligation of the Company, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.

         I hereby consent to the filing of this opinion as part of the Registration Statement, including but not limited to as an exhibit thereto, and to the use of my name in the prospectus under the caption "Validity of Securities."

         It is understood that this opinion is to be used only in connection with the offer and sale of the Debt Securities while the Registration Statement is in effect.

                                                    Very truly yours,

                                                    /s/ Carol S. Fischman

                                                    Carol S. Fischman, Esq.